Execution Version

Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of July 26, 2016, by and between Adeptus Health Inc., a Delaware corporation (the “Company”), and Frank Williams (“Employee”).

PRELIMINARY RECITALS

A.The Company is engaged in the business of indirectly owning, operating and managing freestanding emergency room facilities and general acute care hospital facilities (together with all related activities incident thereto, the “Business”);

B.The Company desires to employ Employee, and Employee desires to be employed by the Company, as Chief Financial Officer and Executive Vice President of the Company on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I Employment

1.1. Engagement of Employee.  The Company agrees to employ Employee as Chief Financial Officer and Executive Vice President, and Employee accepts such employment by the Company, for the period beginning August 1,  2016 (the “Effective Date”) and ending on August 1, 2018 (such period, the “Initial Period”), provided that on expiration of the Initial Period this Agreement shall automatically renew in successive one-year periods (each, a “Renewal Period,” and together with the Initial Period, the “Employment Period”) unless the Company or Employee provides, at least ninety (90) days before the end of the then-current Initial Period or Renewal Period, notice to the other of its or his intent not to renew the Agreement.    Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Article III below.

1.2. Duties and Powers.  During the Employment Period, Employee will have such responsibilities, duties and authorities, and will render such services or act in such other capacity for the Company and its affiliates as the Company’s Chief Executive Officer (“CEO”) may from time to time direct.  Employee will devote Employee’s best efforts, energies and abilities and Employee’s full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, and shall perform the duties and carry out the responsibilities assigned to Employee to the best of Employee’s ability and in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the Company’s objectives.  Employee acknowledges that Employee’s duties and responsibilities will require Employee’s full‑time business efforts and agrees that during the Employment Period Employee will not engage in any other business activity or have any business pursuits or interests unless (a) the Company first delivers to Employee written approval of such

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activities, pursuits or interests; and (b) such activities, pursuits or interests do not conflict with the business of the Company Group (defined below) or interfere with the performance of Employee’s duties hereunder.  Employee may serve on charitable, non-profit or educational board of directors provided that such opportunities do not interfere with normal business activities.  Such additional activities must be reviewed and approved by Chairman of the Company’s Board of Directors (the “Board”) and CEO.

1.3. No Violation.  Employee represents and warrants that:  (a) the execution of this Agreement by Employee and the performance by Employee of Employee’s duties as an employee of the Company will not violate, conflict with or result in a breach or default under any agreements, arrangements or understandings to which Employee is or was a party, or by which Employee is or was bound, (b) the performance of Employee’s duties as an employee of the Company will not be limited, restricted or impaired in any manner as a result of any agreements, arrangements or understandings to which Employee is or was a party, and (c) Employee has not taken and is not in possession of any property or information belonging to any third party that he was not or is not permitted to take or possess, and he will not use or disclose such property or information while an employee of the Company.

ARTICLE II Compensation

2.1. Base Salary.  During the Employment Period, the Company will pay Employee a base salary at the rate of $475,000 per annum (which annual base salary, as modified from time to time in accordance with this Section 2.1, shall be referred to herein as the “Base Salary”), payable in regular installments in accordance with the Company’s general payroll practices for salaried employees.  If the Employment Period is terminated pursuant to Section 3 (subject to any severance provisions in Section 3.3), Employee’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year during which services were actually performed by Employee.  The Company shall perform an annual review of Employee’s Base Salary based on the performance of Employee’s duties and the Company’s other compensation policies; provided that any increase in the Base Salary shall require approval of the CEO and the Board or the Compensation Committee of the Board (the “Compensation Committee”).  Any proposed decrease in base salary shall be reviewed in advance with Employee and must be approved by Employee, the CEO and the Board.

2.2. Discretionary Bonus.  Subject to the terms of this Section 2.2: (a) following the end of each fiscal year, the Board or the Compensation Committee, in its sole discretion, may elect to cause the Company to award to Employee a cash bonus for such year equal to 75% of the Base Salary (the “Target Bonus”) if the Board or Compensation Committee determines certain performance targets (which shall be established and adjusted from time to time by the Board or the Compensation Committee) have been achieved; and (b) in recognition of Employee’s employment in fiscal year 2016, Employee shall be eligible for the full Target Bonus, and no less than 50% of the Target Bonus (that is, 37.5% of the Base Salary).  Notwithstanding any provision to the contrary, Employee must be employed by the Company on the date any bonus is paid in order for Employee to be eligible to receive such bonus.

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2.3. Equity-Based Compensation – Initial Grant.  Employee shall be awarded an initial grant of the Company’s restricted stock with a value equal to $1,000,000 (as determined at the close of trading on the New York Stock Exchange on the Effective Date) to vest over a three-year period following the Effective Date, pursuant to the Adeptus Health Inc. 2014 Omnibus Incentive Plan (the “Plan”) and subject to the current plan design and to the terms of a Restricted Stock Grant Notice to be executed by Employee and the Company.

2.4. Reimbursement of Expenses; Lodging Expenses.    Employee currently resides in State of Connecticut and will be commuting to the Company headquarters in Lewisville, Texas.  The Company shall reimburse Employee for all reasonable expenses incurred by Employee while performing Employee’s duties under this Agreement, including, without limitation commuting expenses, provided that each such reimbursement shall be subject to the Company’s policies and receipt by the Company of corroborating documentation reasonably satisfactory to the Company.    The Company shall reimburse Employee for his actual documented temporary housing and out-of-pocket living expenses for the twelve (12)  month period immediately following the Effective Date.

2.5. Relocation Benefits:    Employee shall entitled to receive a total aggregate amount not to exceed $100,000 with respect to the reimbursement of relocation expenses incurred by Employee.  Reimbursement will be made for actual expenses with reasonable supporting documentation.  If Employee voluntarily terminates within the first twelve (12) months, Employee will be responsible for reimbursing the Company on a pro-rata basis all monies paid on Employee’s behalf with regard to relocation expenses.

2.6. Benefits.  In addition to the Base Salary payable to Employee hereunder, Employee will be eligible for certain benefits provided to similarly situated employees during the Employment Period, unless otherwise altered by the Board with respect to all management employees of the Company, and in all cases subject to the controlling provisions of the applicable plan governing such benefits (collectively, the “Benefits”):

(a) hospitalization, disability, life and health insurance, to the extent offered by the Company and subject to the Company’s policies in effect from time to time, and in amounts consistent with Company policy, for all management employees, as reasonably determined by the Board;

(b) 20 days of paid time off each year in accordance with Company policy for all management employees;

(c) reimbursement for reasonable out-of-pocket business expenses incurred by Employee in the ordinary course of Employee’s duties, subject to the Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, including, without limitation, requirements with respect to reporting and documentation of such expenses;

(d) other benefit arrangements to the extent made generally available by the Company to its management employees; and
(e) eligibility to receive stock appreciation rights, stock options, restricted stock, restricted stock units, other stock-based awards or performance compensation awards under

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the Adeptus Health Inc. 2014 Omnibus Incentive Plan or equivalent plan (collectively, a “Plan”) subject to (i) the determination of the Board or the Compensation Committee to grant such award, (ii) the terms of the applicable Plan, and (iii) the terms of an award agreement.

2.7. Taxes.  All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

ARTICLE III Termination

3.1. Termination By the Company or Death of Employee.  This Agreement and the Employment Period (i) shall automatically terminate upon Employee’s death, and (ii) may be terminated by the Company without notice for Cause, without Cause, or by reason of Employee’s Permanent Disability.

“Cause” as used herein means the occurrence of any of the following events:

(a) a  material breach by Employee of any of the terms and conditions of this Agreement, provided that if such breach is capable of cure the Company shall give Employee written notice of the breach and provide Employee a reasonable period (not to exceed thirty (30) days) to cure the breach to Company’s reasonable satisfaction,  and provided further, for the avoidance of doubt, that no breach of Article IV shall be capable of cure;

(b) Employee’s material and willful failure or willful refusal to substantially perform Employee’s duties or the Company’s directives to Employee;

(c) Employee’s failure to comply with any of the written guidelines, policies or procedures promulgated by the Company, provided that if such failure is capable of cure Company shall give Employee written notice of the failure and provide Employee a reasonable period (not to exceed thirty (30) days) to cure the failure to the Company’s reasonable satisfaction;

(d) the determination by the Board in the exercise of its reasonable judgment that Employee has committed an act or acts constituting a felony or other act involving dishonesty, misconduct, fraud, breach of fiduciary duty or duty of loyalty, or misappropriation against the Company Group or any customer, employee or vendor of the Company Group;  or

(e) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude other than an infraction for driving under the influence of alcohol.

“Permanent Disability” as used herein shall mean the Employee’s entitlement to receive long-term disability benefits under the Company's long-term disability plan or, in the absence of such a plan, Employee’s inability to perform, with or without reasonable accommodation, by reason of physical or mental incapacity, the essential functions of Employee’s position.  The Board shall determine, according to the facts then available, whether and when a Permanent Disability has occurred.  Such determination shall not be arbitrary or unreasonable, and shall be final and binding on the parties hereto.

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3.2. Termination by Employee. Employee has the right to terminate Employee’s employment under this Agreement at any time, for any or no reason, upon thirty (30) days’ written notice to the Company.
3.3. Compensation After Termination.

(a) Subject to Section 3.3(b) hereof, or except as may be specifically required by law, if the Employment Period is terminated for any reason, including (i) expiration of the Employment Period as a result of Employee exercising Employee’s right to not renew the Agreement under Section 1.1, (ii) by the Company for Cause or due to the death or Permanent Disability of Employee under Section 3.1, or (iii) by Employee under Section 3.2, then the Company shall have no further obligations to Employee except for the right to receive reimbursement of expenses and payment of Employee’s Base Salary accrued through the date of such termination or expiration (such reimbursement and payment, the “Accrued Amounts”),  and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Article IV hereof) at law or in equity.

(b) Subject to Section 3.3(c) hereof, if the Employment Period is terminated as a result of Company exercising Company’s right to not renew the Agreement under Section 1.1, by the Company without Cause and not due to Permanent Disability under Section 3.1, or if Employee terminates his employment for Good Reason, then: (i) Employee shall be entitled to receive the Accrued Amounts; and (ii) subject to the conditions hereinafter set forth, Employee shall be entitled to receive as severance compensation, the following (collectively, the “Severance Pay”): (A) continued payment of Employee’s then-current monthly Base Salary hereunder for a period of twelve (12) months (such time period to be hereinafter referred to as the “Severance Period”), payable in regular installments in accordance with the Company’s general payroll practices for salaried employees; (B) the bonus, if any, to which Employee would have been entitled under Section 2.2 hereof at the end of the year during which the termination without Cause occurs had such termination not occurred, which bonus shall be (1) prorated based on the amount of time that Employee was employed by the Company during the year (not including the Severance Period) for which such bonus is being calculated, and (2) determined and paid to Employee contemporaneously with the determination and payment of bonuses for similarly situated employees of the Company; and (C) continuation of the welfare benefits described in Section 2.3(a) for the Severance Period, to the extent permissible under the terms of the relevant benefit plans.

“Good Reason” as used herein shall mean, without duplication, a resignation by Employee occasioned by any of the following events or conditions: (i) a material failure by the Company to pay Employee the Base Salary and/or benefits to which Employee is entitled hereunder;  (ii) a material reduction in Employee’s duties, responsibilities or authority without Employee’s prior written consent, or (iii) a material reduction in Employee’s Base Salary (as set forth in Section 2.1) and/or Employee’s title, unless such reduction in Base Salary and/or title is based on a Company action affecting all executive employees of the Company; provided, however, that in order for any event or condition described above to constitute Good Reason hereunder, Employee must:

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(A)

give the Company written notice within thirty (30) days after Employee first has actual knowledge of the event or condition, which written notice identifies the event or condition and explains why Employee believes that it constitutes Good Reason;

(B)

(1) provide the Company thirty (30) days from the date of service of the notice described in sub-clause (A) above to cure such event or condition, and (2) terminate Employee’s employment only if such event or condition remains uncured by the Company as of the end of such 30-day period; and

(C)	in any case terminate Employee’s employment with the Company within ninety (90) days after Employee first has actual knowledge of the initial existence of such event or condition.

(a) Employee’s right to receive any payments or benefits (other than the Accrued Amounts) under Section 3.3(b) hereunder is conditioned upon:   (i) Employee executing and delivering to the Company an irrevocable written separation agreement and general release of all claims, in form and substance acceptable to the Company, which shall contain, among other things, a general release by Employee of all known and unknown claims of any sort Employee may have against the Company, Adeptus Health Inc., Adeptus Health, LLC, a Delaware limited liability company, Adeptus Health Ventures, LLC, a Texas limited liability company, First Choice ER, LLC, a Texas limited liability company, all parents, subsidiaries, members, joint ventures and affiliates of the aforementioned entities (collectively the “Company Group”) and all employees, officers, directors, agents, attorneys and shareholders of the Company Group;  (ii) Employee’s compliance with such separation agreement and general release, and (iii) Employee’s continued compliance with all of Employee’s obligations which survive termination of this Agreement, including, without limitation, those described in Article IV below.  The payments and benefits under Section 3.3(b) are intended to be in lieu of all other payments (other than the Accrued Amounts) to which Employee might otherwise be entitled in respect of Employee’s termination without Cause or for Good Reason.  Except as provided in Article III, the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the date of termination of employment with the Company for any reason (the “Termination Date”), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights hereunder (including,  without limitation, all rights under Article IV hereof)) at law or in equity.

3.4. Special Tax Payments.

(a) If any payments or benefits owed to Employee (including, without limitation, any payment, compensation or benefits received in connection with a change in control of the Company or the Executive's termination of employment, whether pursuant to the terms of this Agreement, the Plan or any other plan, arrangement or agreement, or otherwise) (collectively,  “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and would, but for this section, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then before any 280G Payment is made, a calculation shall be made comparing (i) the Net Benefit (defined below) to the

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Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are reduced to the extent necessary to avoid application of the Excise Tax.  The Company shall reduce the 280G Payments to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax only if the amount calculated under subsection (i) above is less than the amount under subsection (ii).  “Net Benefit” shall mean the present value of the 280G Payments less of all federal, state, local, foreign income, employment, and excise taxes.  Any reduction made pursuant to this section shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b) All calculations to be made under this Section 3.4 will initially be made, at the Company’s expense, by the Company’s independent public accountant (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting legal authorities, calculations and documentation both to the Company and Employee.

3.5. Code Section 409A.  The parties intend this Agreement to be either exempt from or compliant with Section 409A of the Code, as amended, and the regulations promulgated thereunder (“Section 409A”), and this Agreement will be interpreted and administered accordingly.  Notwithstanding any provision to the contrary, neither the Company, the Board, nor any of their delegates or agents shall have any liability for any negative tax consequences to Employee under Section 409A, nor shall they have any obligation to prevent, minimize, or make a gross-up payment to offset any such negative consequences.  To the extent any payment or benefit under this Agreement is subject to Section 409A, the following conditions will apply:

(a) The parties designate each payment as a separate payment.

(b) Any reimbursement or in-kind benefit is subject to all of the following conditions:  (i) any amount provided in one taxable year has no effect on the amount eligible to be provided in another taxable year, unless permitted under Section 409A; (ii) any reimbursement will be made no later than the end of the year after the year in which the expense is incurred; and (iii) the right to any amount cannot be liquidated or exchanged for another benefit.  Any tax gross-up payment will be paid by December 31 of the year after the year in which the Employee pays the underlying taxes.

(c) To the extent a  termination of employment triggers a payment, a change in the time and form of payment, or both, the term “termination of employment,” or words to that effect used in this Agreement, means the Employee’s “separation from service” (as defined under Section 409A).

(d) Any amount payable within the six-month period after the Employee’s separation from service as a “specified employee” (as defined under Section 409A) of the Company will accumulate without interest and be paid on the first payday after the end of the six-month period or, if earlier, within ten business days after the appointment of a personal representative or executor of the estate after the Participant’s death.

(e) Any severance payment will be paid on or beginning on the first payday after the end of any period during which the Employee may revoke a general release of claims that becomes effective no later than 60 days after the Employee’s separation from service, except that

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if the period during which the Employee has discretion to sign or revoke the release includes portions of two tax years of the Employee, the payment will be made in the later year, regardless of when the Employee actually delivers the signed release to the Company.

ARTICLE IV Restrictive Covenants
4.1. Employee’s Acknowledgment. Employee acknowledges that:
(a) the Company is and will be engaged in the Business during the Employment Period and thereafter;
(b) Employee is one of a limited number of persons who will be developing the Business;

(c) Employee will occupy a position of trust and confidence with the Company after the date of this Agreement, and during such period and Employee’s employment under this Agreement, Employee will become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and the Business;

(d) the agreements and covenants contained in this Article IV are essential to protect the Company and the goodwill of the Business and are a condition precedent to the Company entering into this Agreement;

(e) Employee’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement;

(f) for purposes of this Article IV, the term “Company” shall include the Company Group; and

(g) The covenants of this Article IV are supported by adequate consideration, including, without limitation:  new employment with the Company; access to the Company’s Confidential Information (defined below), customers, and goodwill; the post-termination compensation provided at Section 3.3; and eligibility for bonus compensation and benefits.

4.2. Non-Compete.  Employee hereby agrees that for a period commencing on the date hereof and ending on the Termination Date (regardless of the reason for termination), and thereafter, through the later of (a) the period ending on the first anniversary of the Termination Date or (b) the period ending at the conclusion of the Severance Period (collectively, the “Restrictive Period”), Employee shall not, directly or indirectly, in an executive or managerial capacity, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any element of the Business anywhere within a 100-mile radius of Lewisville, TX or within a 100-mile radius of

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any municipality in which the Company on the Termination Date engages in any element of the Business (the “Territory”); provided, however, that nothing contained herein shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over‑the‑counter market, but only if Employee is not involved in the business of said corporation and if Employee and Employee’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of 3% of the stock of such corporation.  With respect to the Territory, Employee specifically acknowledges that the Company operates the Business throughout the United States.

4.3. Interference with Customer Relationships.  Without limiting the generality of the provisions of Section 4.2 hereof, Employee hereby agrees that, during the Restrictive Period, Employee will not directly or indirectly (a) Solicit any Customer (defined below) for the purpose of securing business or contracts related to any element of the Business, or (b) encourage any present or future customer or patient of the Company or any of its affiliated practices or facilities to terminate or otherwise alter his, her or its relationship with the Company or such affiliated practice or facility; provided, however, that nothing contained herein shall be construed to prohibit or restrict Employee from soliciting business from any such parties on behalf of the Company in performance of Employee’s duties as an employee of the Company required under and as specifically contemplated by Section 1.2 above.  The term “Customer” means any client or customer of the Company with whom Employee has had contact in the two years before the Termination Date.  The term “Solicit” means:   (x) to make any comments or engage in any conduct that would influence a decision to continue doing business with the Company or with a third party, regardless of how contact is initiated; or (y) to make any comments or engage in any conduct that would influence a decision to continue an employment or contracting relationship with the Company or accept such a relationship with another company, regardless of how contact is initiated.

4.4. Non-solicitation.  Other than in the performance of Employee’s duties hereunder, during the Restrictive Period, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co‑partner or in any other individual or representative capacity, employ or engage, recruit or Solicit for employment or engagement, any person who is or becomes employed or engaged by the Company during the Restrictive Period.

4.5. Confidential Information.  Other than in the performance of Employee’s duties hereunder, during the Restrictive Period and thereafter, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of Employee or any third party, any Confidential Information.  As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company or the Business, including, but not limited to, any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, designs, processes, procedures, improvements, models, manuals, financial data, acquisition strategies and information, information relating to operating procedures and marketing strategies, and any other proprietary information used by the Company in connection with the Business, irrespective of its form; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry

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through no wrongful act on the part of Employee. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.
4.6. Inventions and Discoveries.

(a) Employee understands and agrees that all inventions, discoveries, ideas, improvements, whether patentable, copyrightable or not, pertaining to the Business of the Company or relating to the Company’s actual or demonstrably anticipated research, development or inventions (collectively, “Inventions and Discoveries”) that result from any work performed by Employee solely or jointly with others for the Company which Employee, solely or jointly with others, conceives, develops, or reduces to practice during the course of Employee’s employment with the Company, are the sole and exclusive property of the Company.  Employee will promptly disclose all such matters to the Company and will assist the Company in obtaining legal rights in Inventions and Discoveries.  Employee hereby assigns, on behalf of Employee, Employee’s executors, legal representatives and assignees, the Inventions and Discoveries to the Company, its successors and assigns.

(b) THE COMPANY AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT SECTION 4.6(a) SHALL NOT APPLY TO AN INVENTION OF EMPLOYEE FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON EMPLOYEE’S PERSONAL TIME, UNLESS (A) THE INVENTION RELATED (I) TO THE BUSINESS OF THE COMPANY OR (II) TO THE COMPANY’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY EMPLOYEE FOR THE COMPANY.  EMPLOYEE AND THE COMPANY FURTHER ACKNOWLEDGE AND AGREE THAT SECTION 4.6(a) SHALL NOT APPLY TO ANY INVENTIONS OR WORK PRODUCT DEVELOPED OR VESTED BY EMPLOYEE PRIOR TO THE EFFECTIVE DATE.

(c) EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS SECTION 4.6 AND FULLY UNDERSTANDS THE LIMITATIONS WHICH IT IMPOSES UPON EMPLOYEE AND HAS RECEIVED A DUPLICATE COPY OF THIS AGREEMENT FOR EMPLOYEE’S RECORDS.

4.7. Blue‑Pencil.  If any arbitrator or court of competent jurisdiction shall at any time deem the duration of any covenant set forth in this Article IV (collectively, “Restrictive Covenants”) too lengthy, the Territory too extensive, or any other provision overly broad or burdensome, the other provisions of this Article IV shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances,  the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances, and the Agreement shall otherwise be modified and enforced as necessary to impose the maximum restriction permitted by law.

4.8. Remedies.  Employee acknowledges and agrees that the Restrictive Covenants are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said Restrictive Covenants, and that in the event of Employee’s actual or threatened breach of any such Restrictive

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Covenants, the Company will have no adequate remedy at law.  Employee accordingly agrees that in the event of any actual or threatened breach by Employee of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary and permanent injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.  Employee shall be liable for all attorney’s fees that the Company reasonably incurs in enforcing the Restrictive Covenants.

4.9. Covenant Not to Disparage.  During the Restrictive Period and thereafter, Employee and the Company shall not disparage, denigrate or derogate in any way, directly or indirectly, any individual or entity within the Company Group (collectively, the “Protected Parties”), nor shall Employee and the Company disparage, denigrate or derogate in any way, directly or indirectly, Employee’s experience with any Protected Party, or any actions or decisions made by any Protected Party.

4.10. Government Communications. Nothing in this Agreement shall limit Employee’s exercise of any rights to communicate or file claims with any government agency.
4.11. Restrictive Period. The Restrictive Period shall be extended for a period of time equal to any time period during which Employee is in violation of this Article IV.
ARTICLE V Miscellaneous

5.1. Notices.  Any notice provided for in this Agreement must be in writing and must be either (a) personally delivered, (b) mailed by registered or certified first class mail, prepaid with return receipt requested or (c) sent by a recognized overnight courier service, to the recipient at the address below indicated:

To the Company:

Adeptus Health

2941 S Lake Vista

Lewisville, TX 75067

Attention:    Thomas S. Hall

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with a copy to:

Adeptus Health

2941 S Lake Vista

Lewisville, TX 75067

Attention: Timothy Mueller, General Counsel

To Employee:

at Employee’s home address then on file with the Company and to Employee’s attorney of record, Wayne Outten, at the business address then on file with the Company,

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after the date such notice is delivered to the overnight courier service if sent by overnight courier.

5.2. Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.3. Entire Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

5.4. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

5.5. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company and their respective successors and permitted assigns.  Employee may not assign any of Employee’s rights or obligations hereunder without the written consent of the Company.

5.6. No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

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5.7. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

5.8. Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws.  The parties acknowledge that the Company’s headquarters are located in Texas and that Employee’s employment has a substantial relationship to Texas.

5.9. Income Tax Treatment.  Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under this Agreement as ordinary and necessary business expenses for income tax purposes.  Employee agrees and represents that Employee will treat all such amounts as ordinary income for income tax purposes, and should Employee report such amounts as other than ordinary income for income tax purposes, Employee will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, which are incurred by Company directly or indirectly as a result thereof.

5.10. CONSENT TO JURISDICTION.  THE COMPANY AND EMPLOYEE HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DENTON, STATE OF TEXAS AND IRREVOCABLY AGREE THAT SUBJECT TO THE COMPANY’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.  EMPLOYEE ACCEPTS FOR EMPLOYEE AND IN CONNECTION WITH EMPLOYEE’S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

5.11. WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.  THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, DISCRIMINATION CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE COMPANY AND EMPLOYEE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER

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WITH THEIR RESPECTIVE LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

5.12. Survival. The provisions of Article III and Article IV shall survive termination of Employee’s employment with the Company and expiration of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

Adeptus Health

By: /s/ Thomas S. Hall

Thomas S. Hall

Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Frank Williams

Frank Williams

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